UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A INFORMATION

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the Securities Exchange Act of 1934

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QEP RESOURCES, INC.

(Name of Registrant as Specified In Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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[Communication to certain investors]

May 12, 2011

Re:	QEP Resources’ 2011 Annual Meeting of Shareholders May 18, 2011

Dear Shareholder:

As a follow-up to our May 4, 2011 letter asking you to support management’s voting recommendations, we have since had discussions with many of our shareholders. Several of our shareholders that have considered withholding votes for our non-executive Chairman, Mr. Rattie, have suggested that we commit to put the Shareholder Rights Plan (Rights Plan) to a vote at our 2012 Annual Meeting.

The QEP Resources Board will respond to shareholder concerns about the Rights Plan. After discussion, the Board has agreed that it will either: (1) put the Rights plan to a vote at the 2012 Annual Meeting; or (2) eliminate the Rights Plan. We believe this solution is responsive to the concerns of our shareholders and we hope that you will support the Board’s recommendation to re-elect Mr. Rattie.

If you have already voted for the two nominees, we thank you for your support. If you have not voted, or if you would like to change your vote based on the Board’s commitment to act on the Rights Plan, we ask that you vote “For” the election of Mr. Rattie and Mr. Trice.

As a reminder, the QEP Resources Annual Meeting of Shareholders will be held on Wednesday, May 18, 2011, so we appreciate your timely consideration of our request. We thank you for your investment in QEP Resources and we appreciate your time and your consideration of this matter. Should you have any questions, please feel free to contact me directly at 303-640-4277.

Sincerely,

/s/ Abigail L. Jones

Abigail L. Jones

Vice President, Compliance

and Corporate Secretary